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                                 EMPLOYMENT AGREEMENT



    This Employment Agreement ("Agreement") is entered into by and between WELLPOINT HEALTH NETWORKS INC. ("the Company") and LEONARD D. SCHAEFFER ("Executive") effective ______________________, 1997 (the "Effective Date").

                                      RECITALS:

A. Executive is currently the Chairman of the Board of Directors and Chief Executive Officer of the Company and had previously served in such capacity for both the Company and the Company's principal subsidiary, WellPoint Health Networks Inc. ("Old WellPoint"), before the merger (the "Merger") of Old WellPoint into the Company, then named Blue Cross of California ("BCC") and the change of the Company's name to WellPoint Health Networks, Inc.

B. Prior to the Merger, Executive had been party to an employment agreement with BCC (the "BCC Employment Agreement"), a portion of the cost which was reimbursed by Old WellPoint based upon the estimated time dedicated by Executive to the affairs of Old WellPoint, and an employment agreement with Old WellPoint that was to take effect upon Executive's termination of employment with the Company.

C. The Company and Executive desire to clarify the terms of Executive's employment with the Company following the Merger.

    NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

    1. EMPLOYMENT. The Company agrees to continue to employ Executive and Executive agrees to continue in the employ of the Company on the terms and conditions hereinafter set forth.

    2. POSITION. Executive will serve as the Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc.

    3. DUTIES. Executive will have all rights, powers and duties now vested in, and consistent with, the office of the Chairman of the Board and Chief Executive Officer of the Company under the current Bylaws of the Company, and shall report directly to the Board. (A description of the general duties and responsibilities of the Company's Chairman and Chief Executive Officer is set forth as Attachment No. 1.)


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    Executive is required to devote his substantial productive time and effort full-time and exclusively for the benefit of the Company and will not engage in any other employment (including consulting services) without the express written approval of the Board. This shall not, however, preclude Executive from the pursuit of limited teaching, speaking, writing or service on advisory panels, or the acceptance of honoraria or reimbursement for travel and incidental expenses associated with such activities. Service on the board of directors of any for-profit entity may be undertaken only with the approval of the Board. If Executive will be out of the country, he will inform the Board and will identify an Acting Chief Executive Officer to serve during his absence.

    4.   TERM

    The initial term of this Agreement shall commence on the Effective Date.
The initial term of this Agreement shall terminate sixty (60) months following the Effective Date ("Initial Termination Date"). On each anniversary of the Effective Date (the "Anniversary Dates"), the term of this Agreement shall be automatically extended by an additional twelve months if Executive is employed by the Company on the last day of the calendar month immediately preceding the applicable Anniversary Date (the "Renewal Date"), unless the Board of Directors of WellPoint ("Board"), by written notice delivered to Executive on or before the applicable Renewal Date, elects to cease such automatic extension, in which case this Agreement will remain in force for the forty-eight months remaining in the term of this Agreement on the date such notice is received by Executive.
Any failure to extend the term of this Contract shall not itself be considered a termination or Constructive Termination of Executive's employment.

    5.   COMPENSATION

         a. BASE SALARY AND INCENTIVE COMPENSATION. The Company agrees to pay Executive as follows:

        (i) From the Effective Date through February 28, 1997, a base annual salary ("Base Salary") at the rate of $850,000 per year.

        (ii) Thereafter, the Board or the Compensation Committee thereof shall determine the Base Salary of Executive. However, the Base Salary of Executive will not decrease from any previous level, except that Executive's Base Salary may be reduced as part of, and consistent with, any across-the-board reduction in the salaries of senior officers of the Company.


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         The Board or the Compensation Committee thereof will review annually the performance of Executive and a written copy thereof will be forwarded to Executive. Executive's performance will be evaluated based upon mutually approved written criteria to be developed jointly by the Board and\or Compensation Committee and Executive. In connection with that review, the Board or Compensation Committee shall also review and consider appropriate adjustments to Executive's Base Salary and other compensation and may retain a qualified compensation consultant. Unless Executive expressly agrees otherwise, he shall be eligible to participate in the Company's current long- and short-term incentive programs (including the Company's stock option plan) and any other incentive programs hereafter established for senior officers of the Company (subject to such modifications to such programs as the Compensation Committee shall determine to be necessary and appropriate to preserve deductibility of bonus amounts) at participation levels determined each calendar year in connection with Executive's annual performance review.

         b. MEDICAL AND DENTAL COVERAGE. The Company shall provide full medical and dental coverage for Executive and his family based on the programs in effect from time to time for senior officers of the Company. The Company shall pay all premiums for such coverage for the term of this Agreement and any extensions. This coverage shall also be provided following termination of Executive's employment, in certain circumstances, in accordance with the provisions of Sections 7 and 8, which provisions shall not bar the Executive or his dependents, after the periods of time set forth therein, from receiving such benefits as are allowable under Section 4980B of the Internal Revenue Code of 1986 as amended or any successor section ("COBRA"). Executive shall remain eligible for retiree health benefits under the terms of the Company's retiree health program as it exists on the Effective Date, whether or not such program is thereafter otherwise terminated or modified with respect to other employees.

         c. LIFE INSURANCE. The Company will provide to Executive for the term of this Agreement and any extensions life insurance in an amount totalling three times Executive's then current Base Salary;

         d. LONG-TERM DISABILITY. The Company shall provide to Executive for the term of this Agreement and any extensions long-term disability benefits which will maintain Executive's after-tax income at a level equal to his then current Base Salary during any period, up to twenty-four (24) months, of disability that prevents Executive from performing his duties as Chairman and Chief Executive Officer. If, after twenty-four (24) months of receiving disability benefits under this subsection 5.d., Executive is unable to perform in the same or any comparable job


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and has applied for Social Security disability benefits, Executive will continue to be considered disabled and will continue to receive the disability benefits described in the first sentence of this subsection until he reaches age 55. If Executive's disability continues until age 55, Executive will retire as an employee of the Company upon reaching age 55, will become entitled to receive retirement benefits under this Agreement and any other of the Company's retirement programs in which Executive is a participant, and upon receipt of those retirement benefits shall cease to receive disability benefits under this subsection 5.d.;

         e. RETIREMENT AND DEFERRED COMPENSATION PROGRAMS. Executive shall be entitled to participate in any existing retirement or deferred compensation programs or other existing employee benefit programs (other than severance pay programs) of the Company on the Effective Date and shall also be entitled to participate in any such programs established in the future. The Company hereby assumes all employer obligations, including funding obligations, under the Special Executive Retirement Plan (formerly known as the Excess Benefit Plan for Leonard D. Schaeffer), as amended effective January 1, 1993 (the "SERP") and as hereafter amended;

         f. AUTOMOBILE AND CLUB MEMBERSHIPS. During the term of this Agreement and any extensions thereof, the Company will provide Executive with one automobile, including operating expenses and insurance, and will pay for up to three memberships in luncheon, professional or athletic clubs of Executive's choice;

         g. FINANCIAL COUNSELING. The Company shall provide financial, legal and/or tax counseling services to Executive or, at his request, reimburse him for such services provided by the provider of his choice, at a cost not to exceed $10,000 in each calendar year of this Agreement. This shall be in addition to the financial and/or tax counseling, if any, available to Executive under a standard program maintained by the Company for senior officers of the Company; and

         h. VACATION. Executive will be entitled to paid vacation of four weeks per calendar year and any other holiday, sick leave and time off benefits per existing Company policy, with payment for unused vacation to be made consistent with Company policy for other employees.

         i. DEFERRED STOCK COMPENSATION. Nothing herein shall effect Executive's right to receive shares of the Company's common stock payable under stock units credited to a deferred stock account on his behalf pursuant to a separate agreement or agreements with the Company.


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    6.   EXPENSES AND INDEMNIFICATION

         a. EXPENSES. Executive is authorized to incur and shall be reimbursed in full for all reasonable expenses incurred in promoting and conducting business of the Company, including expenses for entertainment, travel, business and professional association dues, and similar items.

         b. INDEMNIFICATION. The Company will indemnify Executive against liability claims in accordance with the terms of the Company's standard Indemnification Agreement made available to its directors and certain of its officers.

    7.   TERMINATION OF AGREEMENT BEFORE EXPIRATION OF TERM.

    This Agreement shall terminate prior to the expiration of its term only upon the occurrence of any one of the following events:

         a. MUTUAL AGREEMENT. This Agreement may be terminated by mutual agreement between the Board and Executive upon such terms as the Board and Executive shall agree.

         b. DEATH. This Agreement shall terminate upon the death of Executive. In such case, Executive's estate or, as appropriate, his designated beneficiary shall be entitled to the full compensation which Executive would have received hereunder up to the date of such termination, a prorata portion of any bonus that he would otherwise have received for the year of termination; continuation of the Company-provided medical and dental coverage described in section 5.b. for forty-eight (48) months following termination (or, if longer, to Executive's spouse until such time as she remarries, and to Executive's children until their twenty-third birthday or, if enrolled in a junior college, college or university, until their twenty-sixth birthday); any shares of the Company's common stock payable under stock units credited to a deferred stock account on his behalf pursuant to a separate agreement and distributed per the terms of such agreement and Executive's beneficiary designation; and such other benefits as are determined in accordance with the Company's employee benefit plans.

         c. DISABILITY. If Executive has become so physically or mentally disabled as to be incapable of satisfactorily performing the duties of the office of the Chairman of the Board and Chief Executive Officer for a period of one hundred eighty (180) consecutive days, either Executive or the Company may, by written notice to the other, elect to terminate this Agreement. In such case, Executive shall be entitled to the full compensation which Executive would have received hereunder up to the date of such termination; a prorata portion of the bonus that


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he would have otherwise received for the year of termination; any shares of the
Company's common stock payable under stock units credited to a deferred stock account on his behalf pursuant to a separate agreement; continuation of the Company-provided medical and dental coverage and group life insurance described in sections 5.b. and 5.c. for forty-eight (48) months following termination (or, if longer, in the case of medical and dental coverage, for the remaining term of this Agreement); and such other benefits as are determined in accordance with the Company's employee benefit plans. The determination of whether or not Executive is disabled shall be made by an independent physician selected by mutual consent of the Chairman of the Compensation Committee of the Board and Executive or, if appropriate, Executive's representative.

         d. TERMINATION FOR CAUSE. The Company may terminate this Agreement for cause (as defined below). In such event, Executive shall be entitled to compensation paid and salary and bonus (including any prorata bonus earned for the year of termination) earned through the date of termination; continuation of the Company-provided medical and dental benefits described in section 5.b. for 120 days from the date of termination; but no further compensation hereunder, except any shares of the Company's common stock payable under stock units credited to a deferred stock account on his behalf pursuant to a separate agreement; and such other benefits as are determined in accordance with the Company's employee benefit plans. For purposes of this Agreement, "cause" means:

        (i) any act of fraud, embezzlement or theft of property of the Company by Executive, including any conviction which adversely affects the bonding or liability insurability of Executive or the Company; or

        (ii)   conviction of Executive of a felony; or

        (iii) an intentional act or omission by Executive, other than one performed in good faith, that is determined by a ruling of a regulatory body with jurisdiction in the matter to violate the law.

No termination for cause shall occur under this subsection 7.d. unless Executive first shall have received written notice from the Board specifying the acts or omissions alleged to constitute such event of termination, and Executive fails to correct the event specified (in the case of an event specified in subsection 7.d.(i) or (ii)) or such conduct continues after Executive shall have had reasonable opportunity to correct the events specified.


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         e.   INVOLUNTARY TERMINATION WITHOUT CAUSE.  The Company may, after giving ninety (90) days' notice in writing to Executive terminate this Agreement without cause. In the event of such a termination, Executive shall be entitled an immediate lump sum cash severance payment equal to 2.99 times Executive's then current annual Base Salary plus 2.99 times Executive's then current annual target incentive compensation; the full compensation which Executive would have received hereunder up to the date of such termination; a prorata portion of any bonus that he would otherwise have received for the year of termination; a continuation for forty eight (48) months of the benefits provided under subsections 5.b. through 5.g. (relating to medical and dental benefits, life insurance, long-term disability benefits, retirement and deferred compensation benefits, financial counseling, automobile and club memberships) and subsection 6.b. (relating to indemnification); any shares of the Company's common stock payable under stock units credited to a deferred stock account on his behalf pursuant to a separate agreement; the immediate exercisability of any options granted to Executive on or after January 22, 1997; and such other benefits as are determined in accordance with the Company's benefit plans.

         f. VOLUNTARY TERMINATION. Upon ninety (90) days' written notice to the Company, Executive may terminate this Agreement for any reason. In such event, Executive's Base Salary will continue for a period of three (3) months following the date of Executive's notice. Executive shall also be entitled to any shares of the Company's common stock payable under stock units credited to a deferred stock account on his behalf pursuant to a separate agreement; continuation of the Company-provided health and dental coverage, life insurance and disability benefits described in sections 5.b., 5.c. and 5.d. for a period of six (6) months following the date of Executive's notice; and such other benefits as are determined in accordance with the Company's employee benefit plans. Subsection 7.g., rather than this subsection 7.f., shall govern a termination without cause if it constitutes a Constructive Termination described therein.

         g. CONSTRUCTIVE TERMINATION. If there is a Constructive Termination of Executive's employment, Executive shall be entitled to the severance pay and other benefits described in section 7.e. as if this Agreement had been terminated by reason of involuntary termination without cause. For purposes of this Agreement, "Constructive Termination" means one or more of the following:

    (i) A material reduction in the duties, responsibilities, status, reporting responsibilities, title, or offices that Executive had with the Company immediately before the reduction.

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    (ii)      Reduction by more than 10% of the total annual cash compensation
              (including base salary and target bonuses) that Executive was eligible to receive from the Company and its affiliates immediately before the reduction, except a reduction that both
              (A) is part of, and consistent with, an across-the-board reduction in the salaries of senior officers of the Company and
              (B) is not implemented on or after, or in contemplation of, a Change of Control (as defined in section 8.a. hereof).

    (iii) A change in Executive's principal place of employment with the Company such that Executive's one-way commute will be increased by more than thirty-five (35) miles.

    (iv) The failure of any successor to the Company by merger, consolidation or acquisition of all or substantially all of the business of the Company to assume the Company's obligations under this Contract.

    (v) A material breach by the Company of its obligations under this Contract.

However, a Constructive Termination shall not be deemed to have occurred unless
(i) within sixty (60) days of the occurrence that Executive deems to be a Constructive Termination, Executive shall have notified the Company in writing that he has experienced a Constructive Termination, which notice shall describe the event that he believes constitutes a Constructive Termination, (ii) the Company has not, within fifteen (15) days of receipt of such notice, corrected the circumstance that would otherwise result in a Constructive Termination and
(iii) Executive terminates his employment within one hundred twenty (120) days thereafter.

    8.   EFFECT OF CHANGE OF CONTROL AND EXCESS PARACHUTE PAYMENTS

         a. EFFECT OF CHANGE OF CONTROL. In the event of a change of control of the Company, including a "Change of Control" as defined in the WellPoint Health Networks Officer Change of Control Plan in force on the Effective Date of this Agreement (the "Change in Control Plan"), Executive shall not lose any of the rights, privileges or guarantees provided to Executive by this Agreement. The Company, or any successor to the Company following such change of control, shall be obligated to provide all rights and benefits applicable to Executive under any plan or program of the Company, and shall, as a condition to the


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consummation of such change of control, agree to continue and assume all obligations to provide all such rights and benefits.

         b. EFFECT OF EXCESS PARACHUTE PAYMENTS. If Executive's employment terminates before January 1, 1998 and any compensation under this Agreement, alone or together with other compensation payable to Executive, would, in the determination of counsel or other advisor mutually acceptable to the Company and Executive, constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") or any successor section, subjecting Executive to an excise tax under Section 4999 of the Code or any successor provision, the Company shall pay Executive an additional amount in cash which, when added to such compensation, provides Executive with the same net after-tax compensation (considering Executive's federal and state income tax brackets and the excise tax on such compensation and such additional payment) that Executive would realize from such compensation (without such additional payment) if no excise tax applied. However, if it is determined by counsel (or other tax advisor for Executive) that Executive's net, after-tax compensation, considering Executive's federal and state income tax brackets and the excise tax on excess parachute payments, would be greater if the compensation payable hereunder were limited so that there were no excess parachute payment, then the compensation payable hereunder shall be limited, in the manner determined by such counsel or advisor, to maximize Executive's net after-tax income.

         If Executive's employment terminates after December 31, 1997 and it is determined by counsel (or other tax advisor for Executive) that any compensation payable hereunder, alone or when aggregated with other compensation payable to Executive, would constitute an "excess parachute payment" within the meaning of
Section 280G of the Code that would subject Executive to an excise tax under
Section 4999 of the Code and the net after-tax amount that Executive would realize from such compensation, considering Executive's federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited , then the compensation payable hereunder shall be limited, in the manner determined by such counsel or advisor, to maximize Executive's net after-tax income.

    9.   ARBITRATION

    Any disputes arising out of our in connection with this Agreement or employment of Executive by the Company which are not resolved between the Company and Executive shall be submitted to arbitration in accordance with the rules of Commercial Arbitration of the American Arbitration Association.


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    Any such arbitration shall take place in the city of which Executive resides at the time of the arbitration. The arbitrator shall be a person experienced in employment and compensation of corporate business executives who is mutually acceptable to the Company and Executive. If an arbitrator cannot be agreed upon within 15 days after a dispute is submitted to arbitration, the parties shall each select one representative who is not and has never been associated with the Company and who is not related to Executive, and these two representatives shall choose a neutral arbitrator with the qualifications described above. If the representatives cannot reach agreement, one arbitrator with the qualifications described above shall be selected by the nearest regional office of the American Arbitration Association.

    All actions and proceedings under this section shall be kept confidential and neither party shall divulge any part thereof to third parties without the prior written consent of the other party.

    10.  ENTIRE AGREEMENT

    This Agreement, including all attachments and documents incorporated by reference herein, constitutes the entire understanding between the parties with respect to Executive's employment with the Company, superseding all prior agreements, written or oral, concerning said employment and no representations or statements not incorporated or referred to in this Agreement shall be binding on either party. This Agreement may not be amended except in writing by the parties hereto.

    11.  SUCCESSORS AND ASSIGNS

    This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Company.

    12. CONSTRUCTION OF AGREEMENT. This Agreement is made and entered into in the State of California and shall be construed under the laws of California, without regard to its conflict of laws rules.


    Executive                          Company

                                       By
    -------------------------             -------------------------
                                            David R. Banks
                                            Chair, Compensation
                                                 Committee

    -------------------------          ----------------------------
    Date                               Date


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Attachments


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